Exhibit 99.1

    T-3 Energy Services Inc. Announces the Resignation of Steven J. Brading
                           as Chief Financial Officer

    HOUSTON--(BUSINESS WIRE)--April 7, 2004--T-3 Energy Services Inc. (Nasdaq:TTES) announced today that Steven J. Brading, vice president and chief financial officer, has resigned to pursue other business interests. Mr. Brading had been with T-3 since July 2002.
    Mr. Brading commented, "I have enjoyed my tenure with T-3 and greatly appreciate the support and cooperation I received from both the employees and the board of directors. Gus Halas came aboard the company nearly a year ago and has made great strides in executing our strategic plan. I anticipate great things from T-3 under Gus' leadership, and he and his team have my full support."
    Gus Halas, president and CEO, commented, "I want to thank Steve for his hard work at T-3. Over the last two years, he accomplished many goals that have established a strong base from which T-3 can grow and prosper. I wish the best for him in his future endeavors."
    T-3 Energy Services Inc. provides a broad range of oilfield products and services primarily to customers in the upstream oil and gas industry, petrochemical and refinery plants, shipyards and offshore fabrication companies.
    Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by T-3 Energy Services with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

    CONTACT: T-3 Energy Services Inc., Houston
             Michael T. Mino, 713-747-1025
             mmino@t3es.com